Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2005 Equity Incentive Plan of VistaPrint Limited of our reports dated August 21, 2007, with respect to the consolidated financial statements of VistaPrint Limited included in its Annual Report (Form 10-K) for the year ended June 30, 2007, VistaPrint Limited management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of VistaPrint Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 28, 2007